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                                                                    EXHIBIT 99.3


Contact: Investor Relations                    Media Relations
         W. Douglass Harris                    Steven D. Stern
         The Presley Companies                 Pondel/Wilkinson Group
         (949) 640-6400                        (310) 207-9300



                     THE PRESLEY COMPANIES COMPLETES MERGER
                     RESULTING IN 1 FOR 5 EXCHANGE OF SHARES

NEWPORT BEACH, CA---November 11, 1999---The Presley Companies (formerly known as Presley Merger Sub, Inc.) (NYSE: PDC) announced today that it has completed a merger with its parent corporation. In the merger, Presley Merger Sub, Inc. was the surviving corporation and was renamed "The Presley Companies" which had been the name of its parent prior to the merger. As a result, the subsidiary is the successor entity and assumed all of the assets, liabilities and business of its parent.

The merger had a 1 for 5 exchange ratio and as a result of the merger, each 5 shares of Series A Common Stock and Series B Common Stock of the parent was converted into 1 share of the surviving corporation. As a result of the exchange ratio in the merger, the 52,195,678 shares of Series A Common Stock and the Series B Common Stock of The Presley Companies that were outstanding on the close of business on November 10, 1999 were converted into 10,439,135 shares of Common Stock of the surviving corporation at the effective time, 12:01 a.m. on November 11, 1999.

Shares of the new common stock are listed on the New York Stock Exchange under the symbol "PDC".

This press release (as well as oral statements or other written statements made or to be made by Presley) may be deemed to contain certain forward-looking statements with respect to the financial condition of Presley, which involve risks and uncertainties including but not limited to the matters disclosed in Presley=s periodic and other reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

The Presley Companies is one of the oldest and largest homebuilders in the Southwest with development communities in California, Arizona, New Mexico and Nevada. Founded in 1956, The Presley Companies has built and sold more than 48,000 homes and currently has 38 sales locations. Presley's corporate headquarters are located in Newport Beach, California.